AMENDMENT THREE
TO
PERRIGO COMPANY
NONQUALIFIED DEFERRED COMPENSATION PLAN

WHEREAS, Perrigo Company (the “Company”) maintains the Perrigo Nonqualified Deferred Compensation Plan, as amended and restated effective January 1, 2007 (the “Plan”), and as subsequently amended; and

WHEREAS, it is now deemed desirable to amend the Plan (i) to clarify that the value of restricted stock units is excluded from the definitions of Annual Bonus and Base Annual Salary, (ii) to delete the reference to overtime in the definition of Base Annual Salary, and (iii) to clarify the definition of Employer in the Plan;

NOW, THEREFORE, by virtue and in exercise of the amending authority reserved by the Company pursuant to Section 10.2 of the Plan and delegated to the Retirement Plan Committee pursuant to Section 11.1 of the Plan, the Plan is hereby amended effective November 13, 2013, as follows:
1.    Section 1.2 of the Plan (“Annual Bonus”) is hereby amended to read as follows:
“Annual Bonus” shall mean any compensation, in addition to Base Annual Salary, payable to a Participant as an Employee during any applicable Plan Year under any Employer’s annual bonus and cash incentive plans, excluding stock options and amounts includible in income upon the vesting of restricted stock and service and performance-based restricted stock units.”
2.    Section 1.8 of the Plan (“Base Annual Salary”) is hereby amended to read as follows:
“Base Annual Salary” shall mean the annual cash compensation relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W‑2 for such calendar year, excluding bonuses, commissions, fringe benefits, stock options, restricted stock, service and performance-based restricted stock units, relocation expenses, incentive payments, non-monetary awards, directors fees and other fees, and automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Base Annual Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non‑qualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant's gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee.”

3.    Section 1.28 of the Plan (“Employer(s)”) is hereby amended to read as follows:
“Employer(s)” shall mean the Company and its Affiliates (now in existence or hereafter formed or acquired), that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor. “Affiliate” means any entity that is treated as being under common control with the Company under Code Sections 414(b) and (c).”
4.    The first sentence of Section 1.38 of the Plan (“Termination of Employment”) is hereby amended to read as follows:
“Termination of Employment” shall mean the severing of employment with all Employers and Affiliates (whether or not the Affiliate has adopted the Plan), or service as a director of all Employers and Affiliates (whether or not the Affiliate has adopted the Plan), voluntarily or involuntarily, for any reason.”
*    *    *
IN WITNESS WHEREOF, the Company has caused this Amendment Three to be executed by its duly authorized officer this 13th day of November, 2013.

PERRIGO COMPANY

By     /s/ Michael Kelly

Its  Chairman of the Retirement Committee